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                                                                    Exhibit 2.14

                         AGREEMENT OF SALE AND PURCHASE

                                  BY AND AMONG

                            HAVENWYCK HOSPITAL, INC.

                                       AND

                 MICHIGAN PSYCHIATRIC SERVICES, INC., AS SELLERS

                                       AND

                   CAPSTONE CAPITAL CORPORATION, AS PURCHASER

                               September 28, 1998


                                       For

                    HAVENWYCK HOSPITAL AND RELATED PROPERTIES
                              1525 University Drive
                             Auburn Hills, Michigan

                           1333-1376 University Drive
                             Auburn Hills, Michigan

                                 1360 Doris Road
                             Auburn Hills, Michigan




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                               TABLE OF CONTENTS


ARTICLE 1       DEFINITIONS................................................................................1

ARTICLE 2       AGREEMENTS TO SELL, PURCHASE AND LEASE.....................................................7
         2.1    AGREEMENT TO SELL AND PURCHASE.............................................................7
         2.2    AGREEMENT TO LEASE.........................................................................7

ARTICLE 3       EXCHANGE CONSIDERATION.....................................................................7
         3.1    PAYMENT OF CASH CONSIDERATION..............................................................7
         3.2    TRANSFER OF EXCHANGE PROPERTY..............................................................7

ARTICLE 4       ITEMS TO BE FURNISHED TO PURCHASER BY SELLER...............................................8
         4.1    DUE DILIGENCE MATERIALS....................................................................8
         4.2    DUE DILIGENCE REVIEW.......................................................................9

ARTICLE 5       TITLE AND SURVEY...........................................................................9
         5.1    TITLE COMMITMENT, EXCEPTION DOCUMENTS AND SURVEY...........................................9

ARTICLE 6       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS......................................9
         6.1    REPRESENTATIONS AND WARRANTIES OF SELLER...................................................9
         6.2    INDEMNITY OF SELLER.......................................................................13
         6.3    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER....................................14

ARTICLE 7       CONDITIONS TO PURCHASER'S AND SELLER'S OBLIGATIONS........................................15
         7.1    CONDITIONS TO PURCHASER'S OBLIGATIONS.....................................................15
         7.2    FAILURE OF CONDITIONS TO PURCHASER'S OBLIGATIONS..........................................17
         7.3    CONDITIONS TO SELLER'S OBLIGATIONS........................................................17
         7.4    FAILURE OF CONDITIONS TO SELLER'S OBLIGATIONS.............................................18

ARTICLE 8       PROVISIONS WITH RESPECT TO THE CLOSING....................................................18
         8.1    SELLER'S CLOSING OBLIGATIONS..............................................................18
         8.2    PURCHASER'S CLOSING OBLIGATIONS...........................................................19

ARTICLE 9       EXPENSES OF CLOSING.......................................................................19
         9.1    ADJUSTMENTS...............................................................................19
         9.2    CLOSING COSTS.............................................................................19

ARTICLE 10      DEFAULT AND REMEDIES......................................................................20
         10.1   SELLER'S DEFAULT; PURCHASER'S REMEDIES....................................................20
         10.2   PURCHASER'S DEFAULT; SELLER'S REMEDIES....................................................20

ARTICLE 11      MISCELLANEOUS.............................................................................21
         11.1   SURVIVAL..................................................................................21
         11.2   NOTICES...................................................................................21



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

         11.3   ENTIRE AGREEMENT; MODIFICATIONS...........................................................22
         11.4   APPLICABLE LAW............................................................................22
         11.5   CAPTIONS..................................................................................23
         11.6   BINDING EFFECT............................................................................23
         11.7   EXTENSION OF DATES........................................................................23
         11.8   TIME IS OF THE ESSENCE....................................................................23
         11.9   WAIVER OF CONDITIONS......................................................................23
         11.10  BROKERS...................................................................................23
         11.11  RISK OF LOSS..............................................................................24
         11.12  NO ASSUMPTION OF LIABILITIES..............................................................24
         11.13  COUNTERPARTS..............................................................................24
         11.14  OTHER TERMS...............................................................................24
         11.15  SINGULAR AND PLURAL REFERENCES............................................................24





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                         AGREEMENT OF SALE AND PURCHASE

         THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement") is made and entered into as of September ____ , 1998, by and among HAVENWYCK HOSPITAL, INC., a Michigan corporation, and MICHIGAN PSYCHIATRIC SERVICES, INC., a Michigan corporation (collectively, "Seller"), and CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Purchaser"). Seller and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

         WHEREAS, Seller is the owner of the Property (as defined below), consisting of certain parcels of real property and the improvements located thereon commonly known as Havenwyck Hospital located at 1525 University Drive, 1360 Doris Road, and 1333-1376 University Drive, City of Auburn Hills, Oakland County, Michigan, which improvements, together with all related land and parking areas, total approximately 31.395 acres, more or less, as more particularly described on EXHIBIT A attached hereto;

         WHEREAS, Purchaser is the owner of the Exchange Property (as defined below), consisting of certain real property and improvements located thereon commonly known as Desert Vista Hospital located at 570 West Brown Road, Mesa, Maricopa County, Arizona, consisting of one two-story building comprising and containing 113,555 square feet, more or less, which together with all related land and parking areas total approximately 10.485 acres, more or less, as more particularly described on EXHIBIT A-1; and

         WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property, and simultaneously therewith, to enter into a lease transaction pursuant to which Purchaser shall lease to Seller, and Seller shall lease from Purchaser, the Property.

         NOW, THEREFORE, in consideration of the sum of $10.00, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

         "Bill of Sale" means a bill or bills of sale in the form attached as EXHIBIT B hereto, and sufficient to transfer to Purchaser all of the items set forth therein.

         "Business Agreement" means any management agreement, service contract, easement, covenant, restriction or other agreement relating to the operation or maintenance of the Property.

         "Business Day(s)" means calendar days other than Saturdays, Sundays and legal holidays.

         "Cash Consideration" means an amount equal to $1,300,000.

         "Certificate of Non-Foreign Status" means a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by Seller, in the form of EXHIBIT C attached hereto.

         "Claim" means any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

         "Closing" means the consummation of the sale and purchase provided for herein, to be held at such place as the Parties may mutually agree.

         "Closing Certificate" means a certificate in the form of EXHIBIT D wherein Seller shall represent that the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date as if made on and as of the Closing Date, except with respect to those matters that may be disclosed in writing to and accepted by Purchaser prior to the Closing Date.

         "Closing Date" means the closing date as shall be hereafter agreed upon by the Parties but in no event later than September __, 1998.

         "Credit Enhancements" means all security deposits, security interests, letters of credit, pledges, prepaid rent or other sums, deposits or interests, if any, held by Seller with respect to the Property, the Tenant Leases or the Tenants.

         "Deed" means a special warranty deed substantially in the form of EXHIBIT E attached hereto (as the same may be modified to comply with local law and custom), executed by each Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

         "Disclosure Schedule" has the meaning set forth in Section 6.1(v).

         "Due Diligence Materials" means the information to be provided by Seller to Purchaser pursuant to the provisions of Section 4.1 hereof.

         "Date hereof" means the later of the two dates on which this Agreement is signed and all changes initialed by Seller and Purchaser, as indicated by their signatures below; provided that in the event only one Party dates its signature, then the date of its signature shall be the Date hereof.

         "Engineering Documents" means all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land, the Improvements or the Fixtures and are in Seller's possession or control.

         "Exception Documents" means true, correct and legible copies of each document listed as an exception to title on the Title Commitment.

         "Exchange Personal Property" means the personal property set forth on EXHIBIT G attached hereto.

         "Exchange Property" means the real property described on EXHIBIT A-1 attached hereto, together with any related improvements and the Exchange Personal Property.

         "Exchange Value" means $9,850,000, which is the sum of the Cash Consideration plus the assumed value of the Exchange Property.

         "Fixtures" means all permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements, including without limitation all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding any Tenant's trade fixtures or other fixtures or equipment that a Tenant is permitted to remove pursuant to the applicable Tenant Lease.

         "Guarantor" means Ramsay Health Care, Inc., a Delaware corporation, and owner of 100% of the issued and outstanding capital stock of Michigan Psychiatric Services, Inc., who is the owner of 100% of the issued and outstanding capital stock of Havenwyck Hospital, Inc.

         "Guaranty" means a guaranty of the obligations of Seller under the Lease, executed by Guarantor.

         "Hazardous Materials" means any substance, including without limitation asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

         "Hazardous Materials Law" means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including without limitation the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Atomic Energy Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

         "Independent Consideration" means the sum of $100.00.

         "Improvements" means all buildings, structures, Fixtures and other improvements of every kind now or on the Closing Date located on the Land, including without limitation all alleyways, connecting tunnels, crosswalks, sidewalks, landscaping, parking lots and structures, roads, drainage and all above-ground and underground utility structures, equipment systems that constitute Fixtures and other so-called "infrastructure" improvements.

         "Intangible Property" means all intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Land, the Improvements or the Fixtures, including without limitation all water rights and reservations, zoning rights and warranties related to the Land, the Improvements or the Fixtures, or any part thereof, PROVIDED "Intangible Property" shall not include the general corporate trademarks, service marks, logos or insignia or books and records of Seller.

         "Land" means the real property more particularly described on EXHIBIT A attached hereto and made a part hereof, together with all covenants, licenses, privileges and benefits thereto belonging, and any easements, rights-of-way, rights of ingress or egress or other interests of Seller in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including without limitation all strips and gores adjacent to or lying between such real property and any adjacent real property.

         "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

         "Lease" means a lease agreement to be executed and delivered by Lessee in favor of Purchaser at the Closing, pursuant to the terms of which Purchaser shall lease the Property to Seller following the Closing.

         "Lessee" means MICHIGAN PSYCHIATRIC SERVICES, INC., a Michigan corporation.

         "Party" and "Parties" have the meanings set forth in the preamble to this Agreement.

         "Permits" means all permits, licenses, approvals, entitlements, notifications, determinations and other governmental and quasi-governmental authorizations including without limitation certificates of occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property (other than such items related solely to the conduct by Seller of its business on the Property or Seller's other property or assets.) As used herein, "quasi-governmental" shall include the providers of all utility services to the Property.

         "Permitted Exceptions" means the exceptions listed on EXHIBIT F attached hereto.

         "Property" means, collectively, the Real Property (together with all rights, titles and appurtenant interests), the Intangible Property, the Warranties, the Engineering Documents and the Seller's Personal Property. As used in the foregoing, "appurtenant interests" shall mean those interests which pass by operation of law with the conveyance of the fee simple estate in the Land and Improvements.

         "Real Property" means the Land, the Improvements and the Fixtures.

         "Search Reports" means the initial reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located, which searches shall reflect that none of the Property is encumbered by liens. The Search Reports shall be updated, at Seller's expense, at or within one week prior to Closing.

         "Seller's Personal Property" means the personal property set forth on
EXHIBIT I attached hereto.

         "Survey" means a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the State in which the Land is located and who is acceptable to Purchaser, which survey shall: (a) include a legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acre, gross square feet and net square feet (to the nearest one-hundredth of said respective measurement); (b) accurately (upon Seller's belief, without inquiry) show the location on the Land of all improvements, building and set-back lines, fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) be certified to Purchaser, the Title Company, and any third-party lender designated by Purchaser pursuant to a certification in substantially the form of EXHIBIT K attached hereto; (d) legibly identify any and all recorded matters shown on the Title Commitment or on said survey by appropriate volume and page recording references and the survey shall show the location of all adjoining streets; and (e) be satisfactory to the Title Company so as to permit it to amend the standard exception for area and boundaries in the Title Policy.

         "Tenant" means the lessees or tenants under the Tenant Leases, if any.

         "Tenant Leases" means all leases, subleases and other rental agreements, if any (written or verbal, now or hereafter in effect) that grant a possessory interest in and to any space in the Improvements or that otherwise have rights with regard to the use of the Land or Improvements, and all Credit Enhancements, if any, held in connection therewith.

         "Title Commitment" means a current commitment issued by the Title Company to Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

         "Title Company" means Commonwealth Land Title Insurance Company, whose address is c/o New York Land Title Services, Inc., 630 3rd Avenue, 5th Floor, New York, New York 10017, Attention:
Luanne Lilore, National Department.

         "Title Policy" means an ALTA Extended Coverage Owner's Policy of Title Insurance (1970 Form B - 1987 revision), together with such endorsements thereto as are reasonably and customarily required by institutional purchasers of real property similar to the Property, with liability in the amount of the Exchange Value, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Real Property in Purchaser, subject only to the Permitted Exceptions and to the standard printed exceptions included in the ALTA standard form owner's extended coverage policy of title insurance, with the following modifications: (a) the exception for areas and boundaries shall be deleted; (b) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years; (c) any exception as to parties in possession shall be limited to rights of tenants in possession, as tenants only, pursuant to the Lease and the Tenant Leases; (d) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information); and (e) all other exceptions shall be modified or endorsed in a manner reasonably acceptable to Purchaser.

         "Warranties" means all warranties, representations and guaranties with respect to the Property, whether express or implied, which Seller now holds or under which Seller is the beneficiary (other than such items related solely to the conduct by Seller of its business on the Property or Seller's other property or assets.)

                                    ARTICLE 2
                     AGREEMENTS TO SELL, PURCHASE AND LEASE

         2.1 AGREEMENT TO SELL AND PURCHASE. In consideration for the transfer of the Exchange Property and the payment of the Cash Consideration by Purchaser to Seller (or its designee) Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, the Property (it being expressly agreed that the Property shall not include any accounts receivable of Seller), subject to the terms and conditions of this Agreement. To the extent permitted or required by law, Seller shall assign to Purchaser all of Seller's right, title and interest in and to the Permits.

         2.2 AGREEMENT TO LEASE. On the Closing Date, and subject to performance by the Parties of the terms and provisions of this Agreement, Purchaser shall lease to Lessee and Lessee shall lease from Purchaser, the Property at the rental and upon the terms and conditions set forth in the Lease.

                                    ARTICLE 3
                             EXCHANGE CONSIDERATION

         3.1 PAYMENT OF CASH CONSIDERATION. The Cash Consideration shall be paid by Purchaser delivering to Seller at the Closing a wire transfer or other immediately available funds payable to the order of Seller in the amount of the Cash Consideration, subject to adjustment as provided in Article 9 hereof.

         3.2 TRANSFER OF EXCHANGE PROPERTY. At the Closing, Purchaser shall transfer title to the Exchange Property to Seller (or Seller's designee) by means of a special warranty deed in a form reasonably acceptable to the Title Company and Seller, together with a bill of sale in substantially the same form as the Bill of Sale for the Exchange Personal Property, if any. Additionally, Purchaser shall execute such affidavits and other instruments as Seller may reasonably request prior to the Closing in connection with the transfer of the Exchange Property to Seller.

                                    ARTICLE 4
                  ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

         4.1 DUE DILIGENCE MATERIALS. Prior to the execution hereof, Seller shall have delivered to Purchaser or made available to Purchaser at the Property for its review the following items:

         (a) True, correct, complete and legible copies of all Tenant Leases, Business Agreements, Warranties, Permits, and Engineering Documents;

         (b) A true, correct, complete and legible rent roll of all existing Tenant Leases, if any, setting forth with respect to each of the Tenant Leases:
(i) the premises covered; (ii) the date of such Tenant Lease and all amendments and modifications thereto; (iii) the name of the Tenant, licensee or occupant;
(iv) the term, including specification of the commencement date and the termination date; (v) the rents; (vi) the nature and amount of the security deposits thereunder, if any; (vii) options to renew or extend contained in any of the Tenant Leases; (viii) the status of Tenant improvements to be performed by Seller; and

         (c) True, correct, complete and legible copies of the following items:

                  (i) tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the prior two calendar years;

                  (ii) certificates of insurance evidencing all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property;

                  (iii) all instruments evidencing, governing or securing the payment of any loans secured by the Property or related thereto;

                  (iv) audited balance sheets and income statements of Guarantor for 1996 and 1997;

                  (v) all environmental studies or impact reports relating to the Property in possession or control of Seller, if any, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials); and

                  (vi) all litigation files, if any, with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might have a material adverse effect on the Property or the use and operation of the Property.

         4.2 DUE DILIGENCE REVIEW. Prior to the Closing, Purchaser shall be entitled to review the Due Diligence Materials delivered or made available by Seller to Purchaser pursuant to the provisions of Section 4.1 above. If Purchaser shall, for any reason in Purchaser's sole discretion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller on or before the Closing, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder. Alternatively, Purchaser may give written notice setting forth any defect, deficiency or encumbrance and specify a time within which Seller may remedy or cure such matter. If any defect, deficiency or encumbrance, so noticed, is not satisfied or resolved to the satisfaction of Purchaser, in Purchaser's sole discretion, within the time period specified in such written notice, this Agreement shall automatically terminate as provided in this section. If no such notice is timely given, then Purchaser shall be deemed to have waived its right to so terminate. Also, Purchaser shall treat the Due Diligence Materials as confidential and shall use them solely for the purpose of evaluating the Property. If this Agreement is terminated, Purchaser shall promptly redeliver to Seller all Due Diligence Materials.

                                    ARTICLE 5
                                TITLE AND SURVEY

         5.1 TITLE COMMITMENT, EXCEPTION DOCUMENTS AND SURVEY. Prior to the Date hereof, Seller shall have delivered or caused to be delivered to Purchaser, the Title Commitment, Exception Documents, Survey, and Search Reports.

                                    ARTICLE 6
              REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser, to the best of its knowledge, as follows:

         (a) Seller has, and at the Closing Seller will convey, transfer and assign to Purchaser, good, marketable, fee simple and insurable title to the Land, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies other than the Tenants or Tenant Leases, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments and any other matters affecting title or use of the Property, except for the Permitted Exceptions.

         (b) Seller has duly and validly authorized and executed this Agreement and has right, title, power and authority to enter into this Agreement and, at Closing, to consummate the actions provided for herein, and the joinder of no person or entity will be necessary to convey the Property fully and completely to Purchaser at Closing. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not (i) result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation to which Seller is a party or by which Seller or the Property or any portion thereof is bound; or (ii) constitute a violation of any order, rule or regulation of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.

         (c) There are no adverse or other parties in possession of the Property or of any part thereof except Seller and Tenants, if any, under valid and effective Tenant Leases delivered to Purchaser pursuant to this Agreement, and no party has been granted any license, lease or other right relating to the use or possession of the Property, except Tenants under Tenant Leases which have been delivered to Purchaser pursuant to this Agreement.

         (d) Each Tenant Lease, if any, furnished to Purchaser pursuant to this Agreement is in full force and effect and has not been materially amended, modified or supplemented in any way that has not been disclosed to Purchaser in writing. The Tenant Leases, if any, furnished to Purchaser pursuant to this Agreement constitute all material written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property. No material default or breach on the part of Seller as landlord or Tenant exists under any of the Tenant Leases. All material Tenant improvements, repairs and other work and obligations, if any, then required to be performed by the landlord under each of the Tenant Leases will be fully performed and paid for in full on or prior to the Closing. Seller has not, except as disclosed to Purchaser in writing, accepted the payment of rent or other sums due under any of the Tenant Leases for more than one month in advance.

         (e) None of the Tenant Leases and none of the rents or other charges payable thereunder, if any, have been assigned, pledged or encumbered by Seller.

         (f) No brokerage or leasing commissions or other compensation will be due or payable to any person, firm, corporation or other entity with respect to, or on account of, any Tenant Lease or any extensions or renewals thereof, if any, except those agreements entered into or accepted in writing by Purchaser.

         (g) No notice has been received by Seller and Seller is not aware of any person having received notice from any insurance company that has issued a policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work. No notice has been received by Seller from any issuing insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor, except as disclosed to and accepted by Purchaser in writing.

         (h) No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists. Seller has not received any notice of a proposed increase in the assessed valuation of the Property.

         (i) (i) All of the Improvements (including all utilities) have been completed and installed and are being used in accordance in all material respects with all applicable Laws; (ii) permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body, exercising similar functions) have been issued for the Improvements, and are in full force and effect; and (iii) the Improvements, as designed and constructed, comply in all material respects with all Laws applicable thereto.

         (j) (i) The existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the utility needs of the Property; (ii) all utilities required for the operation of the Improvements enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Purchaser; (iii) all approvals, licenses and permits required for said utilities have been obtained and are in force and effect; and (iv) all of said utilities are installed and operating, all installation and connection charges have been paid in full, and the right to the return of any deposit or contribution in connection therewith shall inure to Purchaser.

         (k) (i) There are no material structural defects in any of the buildings or other Improvements constituting the Property; (ii) the Improvements, all heating, electrical, plumbing and drainage at or servicing the Property and all facilities and equipment relating thereto are in reasonably good condition and working order and adequate in quantity and quality for the normal operation of the Property; (iii) no part of the Property has been destroyed or damaged by fire or other casualty; and (iv) there are no unsatisfied requests for repairs, restorations or alterations with regard to the Property from any Tenant, lender, insurance provider or governmental authority.

         (l) No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property, that might reasonably be expected to provide the basis for a mechanic's, materialmen's or other lien against the Property or any portion thereof.

         (m) Other than the Business Agreements furnished to Purchaser pursuant to Section 4.1(a), there are no material agreements or understandings (oral or written) with respect to the Property or any portion thereof to which Seller is a party (other than such items related solely to the conduct by Seller of its business on the Property or Seller's other property or assets).

         (n) No default or breach exists under any of the Business Agreements, or any covenant, condition, restriction, right-of-way or easement affecting the Property or any portion thereof.

         (o) There are no actions, suits or proceedings pending or, to the best of Seller's knowledge, threatened against or affecting the Property or any portion thereof, any of the Tenant Leases or relating to or arising out of the ownership of the Property, or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section
4.1. All judicial proceedings concerning the Property will be finally dismissed and terminated prior to Closing.

         (p) The Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements), and all approvals necessary therefor have been obtained and in full force and effect. No fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situated on the Property.

         (q) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened against Seller or the Property.

         (r) Except as set forth in the Disclosure Schedule and other than with respect to activities in connection with or conditions arising strictly from customary and ordinary use or maintenance of the Property by Seller and Tenants in full compliance with any or all Hazardous Materials Law, to the best of Seller's knowledge, there is not (i) any Hazardous Materials installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise on or under, the Property; (ii) any activity on the Property which could cause (a) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of any Hazardous Materials Law, (b) a release or threatened release of Hazardous Materials from the Property within the meaning of any Hazardous Materials Law, or (c) the discharge of any Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law; (iii) any activity with respect to the Property which would cause a violation or support a claim under any Hazardous Materials Law; (iv) any investigation, administrative order, litigation or settlement with respect to any Hazardous Materials relating to or affecting the Property; or (v) any notice being served on Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for the environmental damage or injury to natural resources. Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Law.

         (s) The Exchange Value is being allocated to the Real Property and the portion of the Property which is considered to be personal property as set forth on EXHIBIT J attached hereto.

         (t) All certificates of need or approvals or consents from any governmental authorities necessary or appropriate for Seller's use of the Property as currently used have been finally and properly obtained, and all applicable appeal periods have lapsed with respect thereto, and no transfer or reissuance of, or notice in connection with, any such certificate, approval or consent is or will be required as a result of this Agreement or the consummation of the transactions contemplated hereby.

         (u) The number of parking spaces available for use in connection with the Improvements complies with all applicable Laws.

         (v) All documents and information delivered by Seller to Purchaser pursuant to the provisions of this Agreement are true, correct and complete as of the Date hereof and will be correct and complete as of the Closing Date, except as set forth in this Agreement and in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered paragraphs in this Section 6.1. From time to time after the execution of this Agreement until the Closing, Seller shall deliver to Purchaser one or more supplemental schedules setting forth all changes in the schedules, and in previously delivered supplemental schedules, if any, and in any of the representations and warranties made herein whether or not previously modified by a schedule, arising out of matters discovered or occurring prior to the Closing. Purchaser and its counsel shall have 30 days to object in writing to any material information in any supplemental schedule. Failure by Purchaser to notify Seller within such 30-day period of any objection to information provided in the supplemental schedule prior to the Closing shall be deemed to be approval thereof.

         6.2 INDEMNITY OF SELLER. Subject to the provisions provided hereafter limiting the liability of Seller, Seller hereby agrees to indemnify and defend, at its sole cost and expense, and hold Purchaser, its successors and assigns, harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Purchaser at any time and from time to time by reason of or arising out of (a) the breach of any representation or warranty of Seller set forth in this Agreement, (b) the failure of Seller, in whole or in part, to perform any obligation required to be performed by Seller pursuant to this Agreement, or (c) except for the matters disclosed herein or in the Disclosure Schedule, the ownership, construction, occupancy, operation, use and maintenance of the Property prior to the Closing Date, or (d) the violation on or before the Closing Date of any Hazardous Material Law in effect on or before the Closing Date and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including, without limitation, the presence on the Property or release from the Property of Hazardous Materials disposed of or otherwise released prior to the Closing Date) which results in a violation of a Hazardous Materials Law, regardless of whether the act, omission, event or circumstance constituted a violation of any Hazardous Materials Law at the time of its existence or occurrence. The provisions of this Section 6.2 shall survive the Closing of the transaction contemplated by this Agreement and shall continue thereafter in full force and effect for the benefit of Purchaser, its successors and assigns. However, notwithstanding any provision of this Agreement to the contrary, Purchaser may exercise any right or remedy Purchaser may have at law or in equity should Seller fail to meet, comply with or perform its indemnity obligations required by this Section 6.2.

         6.3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser represents and warrants to Seller that:

         (a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and to consummate the actions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing.

         (b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party, and do not constitute a violation of any order, rule or regulation of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

         (c) Purchaser shall indemnify and hold Seller harmless from and against any claims for any brokerage fee or commission, finder's fee or financial advisory fee arising from or related to the transactions contemplated by this Agreement and which is asserted by any person or entity claiming to have acted as agent or a representative of Purchaser.

         (d) All documents and information delivered by Purchaser to Seller pursuant to the provisions of this Agreement are true, correct and complete as of the Date hereof and will be correct and complete as of the Closing Date, except as set forth in this Agreement and in the Disclosure Schedule. From time to time after the execution of this Agreement until the Closing, Purchaser shall deliver to Seller one or more supplemental schedules setting forth all changes in the schedules, and in previously delivered supplemental schedules, if any, and in any of the representations and warranties made herein whether or not previously modified by a schedule, arising out of matters discovered or occurring prior to the Closing. Seller and its counsel shall have 30 days to object in writing to any material information in any supplemental schedule; failure by Seller to notify Purchaser within such 30-day period of any objection to information provided in the supplemental schedule prior to the Closing shall be deemed to be approval thereof.

         (e) Purchaser has, and at the Closing Purchaser will convey, transfer and assign to Seller, title to the Exchange Property, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies other than such encumbrances and other exceptions to title (i) as existed on the date of transfer of the same to Purchaser from an affiliate of Guarantor and Seller, Mesa Psychiatric Hospital, Inc., an Arizona corporation ("Mesa") and (ii) arising out of or in connection with the Lease Agreement dated as of April 12, 1995 (the "Mesa Lease"), between Purchaser, as lessor, and Mesa, as lessee. Purchaser does not own any fixtures, intangible property, warranties, engineering documents and permits related to the Exchange Property other than the Exchange Personal Property that was transferred to Purchaser by Mesa.

         (f) To the best of Purchaser's knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Exchange Property, the Exchange Personal Property or any portion thereof, before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

                                    ARTICLE 7
               CONDITIONS TO PURCHASER'S AND SELLER'S OBLIGATIONS

         7.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing Date, of each of the following conditions:

         (a) All of the representations and warranties of Seller set forth in this Agreement shall be true as of the Closing Date in all material respects except for changes expressly permitted or contemplated by the terms of this Agreement.

         (b) Seller shall have delivered, performed, observed and complied in all material respects with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by Seller prior to, or as of, the Closing Date.

         (c) Neither Seller nor any Tenant shall be in receivership or dissolution proceedings or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated as bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

         (d) No material or substantial change shall have occurred with respect to the condition, financial or otherwise, of the Property or Seller.

         (e) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to the Closing Date.

         (f) Purchaser shall be reasonably satisfied with its inspection of the Property with respect to the physical condition thereof by agents or contractors selected by Purchaser.

         (g) Purchaser shall have received, in form acceptable to Purchaser, evidence of compliance by the Property with all Permits required as of the Date hereof and such other Permits as may be necessary or appropriate for the operation of the Property for the current and intended use and for the transactions contemplated by this Agreement and the Lease.

         (h) All necessary approvals, consents and the like of third parties to the validity and effectiveness of the transactions contemplated hereby shall have been obtained.

         (i) Purchaser shall be reasonably satisfied that the Property is sufficient and adequate for Seller to carry on the business now being conducted thereon and that the Property is in good condition and repair as reasonably required for the proper operation and use thereof in compliance with applicable Laws and the requirements of applicable accreditation and licensing authorities.

         (j) Purchaser shall be satisfied with all matters regarding title and survey pursuant to Article 5 hereof.

         (k) Purchaser shall have obtained an environmental site assessment report covering the Property in form and content acceptable to Purchaser.

         (l) No portion of the Property shall have been destroyed by fire or casualty.

         (m) No condemnation, eminent domain or similar proceeding shall have been commenced or threatened with respect to any portion of the Property.

         (n) Purchaser shall have received an appraisal satisfactory to Purchaser in all respects, including without limitation a fair market value not less than the Exchange Value.

         (o) Seller shall have provided such representations, warranties and consents as may be reasonably required by the United States Securities and Exchange Commission (including, but not limited to, inclusion of financial statements, financial information and other required information concerning Seller or any affiliate of Seller in any United States Securities and Exchange Commission filings made by Purchaser or any affiliate of Purchaser).

         7.2 FAILURE OF CONDITIONS TO PURCHASER'S OBLIGATIONS. In the event any one or more of the conditions to Purchaser's obligations are not satisfied in whole or in part as of the Closing Date, Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Seller, whereupon all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately refunded to Purchaser and, except for the obligations set forth in
Section 4.2 hereof related to confidentiality, neither Purchaser nor Seller shall have any further obligations or liabilities hereunder; (b) waive such failure of condition and proceed to Closing hereunder; or (c) pursue such other remedies as may be available to Purchaser.

         7.3 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing Date, of each of the following conditions:

         (a) The representations and warranties of Purchaser contained herein shall be in all material respects true and accurate as of the Closing Date.

         (b) Purchaser shall have delivered, performed, observed and complied in all material respects with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by Purchaser as of the Closing Date.

         (c) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or United States governmental authority which prohibits the consummation of the transactions contemplated by this Agreement.

         (d) All action required to be taken by Purchaser to authorize the execution, delivery, and performance of this Agreement and the other agreements or documents related hereto, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

         7.4 FAILURE OF CONDITIONS TO SELLER'S OBLIGATIONS. In the event any one or more of the conditions to Seller's obligations are not satisfied in whole or in part as of the Closing, Seller, at Seller's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Purchaser, whereupon all moneys which have been delivered by Purchaser to Seller or the Title Company (other than the Independent Consideration) shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall have any further obligations or liabilities hereunder; or (b) waive such failure of conditions and proceed to Closing hereunder.

                                    ARTICLE 8
                     PROVISIONS WITH RESPECT TO THE CLOSING

         8.1 SELLER'S CLOSING OBLIGATIONS. At Closing, Seller shall furnish and deliver, or shall cause Guarantor to furnish and deliver, to the Title Company and/or Purchaser the following:

         (a) The Deed, Title Commitment obligating the Title Company to issue the Title Policy subject only to the Permitted Exceptions, Bill of Sale, Certificate of Non-Foreign Status, the Closing Certificate, the Guaranty and the Lease, each duly executed and acknowledged by Seller or Guarantor, as the case may be.

         (b) An affidavit, agreement and indemnity executed by Seller and dated as of the Closing Date, stating that there are no unpaid debts for any work that has been done or materials furnished to the Property prior to and as of Closing and stating that Seller shall indemnify, save and protect Purchaser and its assigns harmless from and against any and all Claims, including court costs and reasonable attorneys' fees related thereto, arising out of, in connection with, or resulting from the same, up to and including the Closing Date, in form and substance mutually acceptable to Seller and Purchaser.

         (c) Certificates of casualty and fire insurance for the Property required pursuant to the Lease showing Purchaser as additional insured and loss payee thereunder, with appropriate provisions for 30 days' prior written notice to Purchaser in the event of cancellation or termination of such policies.

         (d) Updated Search Reports, dated not more than ten days prior to Closing, evidencing no UCC-l Financing Statements or other filings in the name of Seller with respect to the Property.

         (e) Such affidavits, certificates or letters of indemnity as the Title Company shall reasonably require in order to omit from its insurance policy all exceptions for unfiled mechanic's, materialman's or similar liens.

         (f) Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Deed by any state, county or municipal agency having jurisdiction over the Property or the transactions contemplated hereby.

         (g) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby.

         (h) All costs and expenses payable by Seller pursuant to Section 9.2.

         8.2 PURCHASER'S CLOSING OBLIGATIONS. At Closing, Purchaser shall deliver to the Title Company and/or Seller the following:

         (a) The Lease, duly executed and acknowledged by Purchaser.

         (b) Such instruments as are necessary, or reasonably required by Seller or the Title Company to evidence the authority of Purchaser to consummate the transactions contemplated hereby and to execute and deliver the closing documents on Purchaser's part to be delivered.

         (c) A special warranty deed, bill of sale, closing certificate and certificate of non-foreign status with respect to the Exchange Property, each in substantially the same form as the Deed, the Bill of Sale, the Closing Certificate and the Certificate of Non-Foreign Status, respectively.

         (d) A termination of the Mesa Lease and any related guaranty.

                                    ARTICLE 9
                               EXPENSES OF CLOSING

         9.1 ADJUSTMENTS. There shall be no adjustment of taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, employment charges, premiums on insurance policies or other items that are normally prorated, it being agreed and understood by the Parties that Seller shall be obligated to pay such items under the terms of the Lease.

         9.2 CLOSING COSTS. Seller shall pay all costs of closing, including without limitation reasonable attorneys' fees and expenses for Purchaser and Seller, all title examination fees and premiums for the Title Policy, the Search Reports, the Survey, any environmental reports, appraisals, structural or engineering reports, all state, municipal or other documentary or transfer taxes payable in connection with the delivery of any instrument or document required or contemplated by this Agreement or any agreement or commitment described or referred to herein, and the charges for or in connection with the recording and/or filing of any instrument or document required or contemplated by this Agreement or any agreement or document described or referred to herein.

                                   ARTICLE 10
                              DEFAULT AND REMEDIES

         10.1 SELLER'S DEFAULT; PURCHASER'S REMEDIES.

         (a) Seller's Default. Seller shall be deemed to be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Seller's warranties or representations set forth herein shall be untrue in any material aspect when made or at Closing; or (ii) Seller shall fail in any material respect to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement.

         (b) Purchaser's Remedies. In the event Seller shall be deemed to be in default hereunder Purchaser may, as its sole remedies: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing; or
(ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys fees in connection therewith. It is understood and agreed that termination or specific performance as provided in
(i) and (ii) above constitute Purchaser's sole remedy against Seller, and that Purchaser shall not be entitled to seek monetary damages from Seller or assert any other remedy against Seller, except for the items to be paid by Seller pursuant to Section 9.2 hereof.

         10.2 PURCHASER'S DEFAULT; SELLER'S REMEDIES.

         (a) Purchaser's Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Purchaser's warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Purchaser shall fail in any material respect to meet, comply with, or perform any covenant, agreement or obligation on its part within the time limits and in the manner required in this Agreement.

         (b) Seller's Remedy. In the event Purchaser shall be deemed to be in default hereunder, Seller, as Seller's sole and exclusive remedy for such default, shall be entitled to terminate this Agreement and all rights of Purchaser hereunder and to receive the Independent Consideration, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default of Purchaser hereunder because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default. If Seller shall be entitled to the Independent Consideration in accordance with this Section 10.2, Purchaser agrees to deliver, on written request of Seller, such instructions as may be reasonably necessary to cause the Title Company to deliver the Independent Consideration to Seller. In such event, Purchaser will pay the costs of the Survey, Title Commitment, Search Reports, appraisals and any environmental survey, report or study, which items shall be and become property of Purchaser.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 SURVIVAL. All of the representations, warranties, covenants, agreements and indemnities (but not matters or items identified as conditions for parties' obligation to close) of Seller and Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

         11.2 NOTICES. Any notices, demands, approvals and other communications provided for herein shall be in writing and shall be delivered by telephonic facsimile, overnight air courier, personal delivery or registered or certified U.S. Mail with return receipt requested, postage paid, to the appropriate party at its address as follows:

         If to Purchaser:

         CAPSTONE CAPITAL CORPORATION
         1000 Urban Center Drive
         Suite 630
         Birmingham, Alabama  35242
         Attention:  Mr.  John W. Tyson
         Telephone: (205) 967-2092
         Telecopy:  (205) 967-9066

         With a copy to:

         Mr. Thomas A. Ansley
         Sirote & Permutt, P.C.
         2222 Arlington Avenue South
         Birmingham, Alabama  35205
         Telephone: (205) 930-5300
         Telecopy:  (205) 930-5301

         If to Seller:

         MICHIGAN PSYCHIATRIC SERVICES, INC.
         c/o Ramsey HealthCare, Inc.
         One Alhambra Plaza
         Suite 750
         Coral Gables, Florida 33134
         Telephone: (305) 569-4621
         Telecopy:  (305) 569-4648

         With a copy to:

         Adam A. Veltri, Esq.
         Haythe & Curley
         237 Park Avenue
         20th Floor
         New York, New York 10017
         Telephone: (212) 880-6234
         Telecopy:  (212) 880-6056

         Addresses for notice may be changed from time to time by written notice to all other parties. Any communication will be effective (i) if given by mail, upon the earlier of (a) three business days following deposit in a post office or other official depository under the care and custody of the United States Postal Service or (b) actual receipt, as indicated by the return receipt; (ii) if given by telephone facsimile, when sent; and (iii) if given by personal delivery or by overnight air courier, when delivered to the appropriate address set forth.

         11.3 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         11.4 APPLICABLE LAW. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the state in which the Property is located.

         11.5 CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

         11.6 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal and personal representatives, successors, and assigns.

         11.7 EXTENSION OF DATES. Notwithstanding anything to the contrary contained in this Agreement, if Seller shall fail to deliver any document or item required pursuant to any of the terms and provisions of Article 4 and/or
Article 5 within the applicable time period required, Purchaser, at its option, shall have the right to extend the date of expiration of the Review Period, and correspondingly the date of Closing, by the number of days elapsing from the date such items were required to be delivered and the date such items were actually delivered to Purchaser; provided that Purchaser shall give Seller notice of its intent to extend such dates. Nothing herein shall diminish Seller's obligation to timely furnish such items.

         11.8 TIME IS OF THE ESSENCE. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

         11.9 WAIVER OF CONDITIONS. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

         11.10 BROKERS. Each Party hereby represents to the other Party that it has not discussed this Agreement or the subject matter thereof with any real estate broker or salesman so as to create any legal rights in any such broker or salesman to claim a real estate commission or similar fee with respect to the purchase or sale of the Property, and agrees to defend, indemnify and hold the other Party harmless from any and all claims for any real estate commissions, leasing fees or similar fees arising out of or in any way relating to a breach of the foregoing representation.

         11.11 RISK OF LOSS. Until the Closing Date, the risk of loss of any portion of the Property shall be solely that of Seller. Risk of loss shall be that of Purchaser from and after the Closing Date, at which time Seller shall deliver to Purchaser possession of the Property.

         11.12 NO ASSUMPTION OF LIABILITIES. Purchaser shall not assume any of the existing liabilities, indebtedness, commitments or obligations of any nature whatsoever (whether fixed or contingent) of Seller in respect of the Property or otherwise, except those expressly assumed herein.

         11.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.14 OTHER TERMS. The term "document" is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The word "including", when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) as used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter. The term "any" as a modifier to any noun, shall be construed to mean "any and/or all" preceding the same noun in the plural. The terms "herein" "hereunder" and other similar compounds of the word "here" refer to the entire document in which the term appears and not to any particular provision or section of the document. In all cases where the Owner's approval or consent is required hereunder, such approval or consent must be in writing and, except as herein otherwise provided, may be withheld in the Owner's sole and absolute discretion.

         11.15 SINGULAR AND PLURAL REFERENCES. Reference to any party in the singular, or as "him," "her," "it," "its," "itself," or other like references, shall also be deemed to include the plural or the masculine or feminine reference, as the case may be. References to any of the Parties in the plural, or as "they," "them," "their," or other like references, shall also be deemed to include the singular reference.

         EXECUTED as of the date first written above to be effective as of the Date hereof.

                                             PURCHASER:

                                             CAPSTONE CAPITAL CORPORATION



                                             By /s/ John W. McRoberts
                                               ---------------------------------
                                                 John W. McRoberts
                                                 President

                                             SELLER:

                                             HAVENWYCK HOSPITAL, INC.


                                             By: /s/ Jorge Rico
                                                --------------------------------

                                             Name:  Jorge Rico
                                                  ------------------------------

                                             Title: Vice President
                                                  ------------------------------

                                             Seller's Tax Identification Number:



                                             -----------------------------------

                                             MICHIGAN PSYCHIATRIC SERVICES, INC.


                                             By: /s/ Jorge Rico
                                                --------------------------------

                                             Name:  Jorge Rico
                                                  ------------------------------

                                             Title: Vice President
                                                  ------------------------------

                                             Seller's Tax Identification Number:



                                             -----------------------------------

                                LIST OF EXHIBITS

Exhibit A         -        Property Description
Exhibit A-1       -        Exchange Property
Exhibit B         -        Bill of Sale and Assignment
Exhibit C         -        Certificate of Non-Foreign Status
Exhibit D         -        Closing Certificate
Exhibit E         -        Special Warranty Deed
Exhibit F         -        Permitted Exceptions
Exhibit G         -        Exchange Personal Property
Exhibit H         -        Intentionally Left Blank
Exhibit I         -        Seller's Personal Property
Exhibit J         -        Allocation of Exchange Value
Exhibit K         -        Survey Certificate

Disclosure Schedule

                                    EXHIBITS

                                       TO

                         AGREEMENT OF SALE AND PURCHASE

                                 BY AND BETWEEN

                            HAVENWYCK HOSPITAL, INC.

                                       AND

                       MICHIGAN PSYCHIATRIC SERVICES, INC.

                                       AND

                          CAPSTONE CAPITAL CORPORATION

                                    EXHIBIT A

                              PROPERTY DESCRIPTION

(Parcel 1)

Situated in the City of Auburn Hills, Oakland County, Michigan, described as:

Part of the Northwest 1/4 of Section 23, Town 3 North, Range 10 East, being more particularly described as follows: Beginning at a point which is North 00 degrees 13 minutes 10 seconds East 1360.94 feet along the West line of Section 23, which is also the East line of Assessor's Plat No. 104 (liber 48, page 26 and 26a, Oakland County Records) from the West 1/4 corner of Section 23, Town 3 North, Range 10 East; thence along the West line of Section 23, 897.98 feet; thence North 89 degrees 00 minutes 00 seconds East 270.00 feet; thence South 65 degrees 09 minutes 27 seconds East 538.14 feet; thence South 39 degrees 10 minutes 58 seconds East 292.62 feet; thence South 01 degrees 26 minutes 00 seconds West 135.00 feet; thence along the center line of Mt. Clemens Road (University Drive), Southwesterly 177.16 feet along a curve concave curve to the Northwest (Radius of 1084.04 feet, central angle 09 degrees 21 minutes 50 seconds, long chord bears South 67 degrees 41 minutes 35 seconds West 176.97 feet), and South 72 degrees 22 minutes 30 seconds West 817.91 feet to the point of beginning.

Excepting the following described parcel for University Drive Right-of-Way.

Beginning at a point which is North 00 degrees 13 minutes 10 seconds East, 1360.94 feet along the West line of said Section 23, which is also the east line of Assessor's Plat No. 104 (liber 48, page 26 and 26a, Oakland County Records) from the West 1/4 corner of said Section 23; thence continuing along the West line of said Section 23, North 00 degrees 13 minutes 10 seconds East 63.14 feet; thence North 72 degrees 04 minutes 17 seconds East 867.83 feet; thence 128.76 feet along the arc of a curve to the left having a radius of 825.00 feet passing through a central angle of 08 degrees 56 minutes 32 seconds with a long chord bearing of North 67 degrees 36 minutes 01 seconds, East 128.63 feet; thence South 01 degrees 26 minutes 00 seconds West, 64.50 feet; thence 177.16 feet along the arc of a curve to the right having a radius of 1084.04 feet passing through a central angle of 09 degrees 21 minutes 50 seconds with a long chord bearing of South 67 degrees 41 minutes 35 seconds West, 176.97 feet; thence South 72 degrees 22 minutes 30 seconds West, 817.91 feet to the point of beginning.

Parcel Identification No. 14-23-101-007
Commonly known as: 1525 University Drive

(Parcel 2)


Situated in the City of Auburn Hills, Oakland County, Michigan, described as:

Part of the Northwest 1/4 of Section 23, Town 3 North, Range 10 East, described as beginning at a point in the center line of Mt. Clemens Road located North 00 degrees 13 minutes 10 seconds East 1360.94 feet along the West line of Section 23, which is also the East line of Assessor's Plat No. 104 and North 72 degrees 22 minutes 30 seconds East 751.66 feet along the center line of Mt. Clemens Road from the West 1/4 corner of said Section 23; thence from said point of beginning North 72 degrees 22 minutes 30 seconds East 66.25 feet along the centerline of Mt. Clemens Road; thence on a curve to the left (radius 1084.04) feet, delta angle 9 degrees 46 minutes 41 seconds, Long Chord North 67 degrees 29 minutes 09 seconds East 184.78 feet) an arc distance of 185.00 feet along the center line of Mt. Clemens Road; thence South 26 degrees 21 minutes 20 seconds East 281.15 feet; thence South 61 degrees 44 minutes 10 seconds West 205.78 feet to the center line of Doris Road; thence North 34 degrees 27 minutes 10 seconds West
313.56 feet along the center line of Doris Road to the point beginning. Subject to the rights of the public and of any governmental unit in any part thereof taken, used or deeded for street, road or highway purposes.
Containing 1.520 acres more or less.

Parcel Identification No.  14-23-102-001
Commonly known as:  1360 Doris Road

(Parcel 3)


The East 190.75 feet of Lot 1 and all of Lot 2, Assessor's Plat No. 104 as recorded in Liber 48, Pages 26 and 26a of Plats, Oakland County Records, more particularly described as: Beginning at the Southeast corner of Lot 2; thence South 69 degrees 39 minutes 05 seconds West along the centerline of University Drive 540.97 feet; thence North 01 degrees 40 minutes 58 seconds West 1,472.03 feet; thence North 88 degrees 14 minutes 06 seconds East 512.52 feet to a point on the East line of Section 23; thence along said section line South 01 degrees 40 minutes 58 seconds East 1,299.64 feet to the point of beginning.

Excepting the following 2 parcels for University Drive Right-of-Way:

Commencing at the Southeasterly corner of Lot 1, "Assessor's Plat No. 104", subdivision of part of the Northeast 1/4 and part of the Southeast 1/4, Section 22, Town 3 North, Range 10 East, City of Pontiac, Oakland County, Michigan and recorded in Liber 48 of Plats, Pages 26, and 26a, Oakland County Records, said Southeasterly corner being on the centerline of University Drive (variable width); thence North 01 degrees 40 minutes 58 seconds West, 34.83 feet along the Easterly line of said Lot 1, also being the Westerly line of Lot 2 of said "Assessor's Plat Not 104", to the point of beginning; thence South 69 degrees 39 minutes 05 seconds West 201.34 along the existing Northwesterly Right-of-Way line of University Drive; thence North 01 degrees 40 minutes 58 seconds West
28.50 feet along the Westerly line of the Easterly 190.75 feet of said Lot 1; thence North 69 degrees 39 minutes 05 seconds East 201.34 feet; thence South 01 degrees 40 minutes 58 seconds East 28.50 feet along said Easterly line of Lot 1 to the point of beginning. Being a part of said Lot 1, also being 27.00 feet in width and containing 5,436 square feet of land. Also being subject to easements and restrictions of record, if any.

Commencing at the Southwesterly corner of Lot 2, "Assessor's Plat No. 104" a subdivision of part of the Northeast 1/4 and part of the Southeast 1/4, Section 22, Town 3 North, Range 10 East, City of Pontiac, Oakland County, Michigan and recorded in Liber 48 of Plats, Pages 26 and 26a, Oakland County Records, said Southwesterly corner being on the centerline of University Drive (variable width); thence North 01 degrees 40 minutes 58 seconds West, 34.83 feet along the Westerly line of said Lot 2, also being the Easterly line of Lot 1 of said "Assessor's Plat No. 104" to the point of beginning; thence continuing North 01 degrees 40 minutes 58 seconds East 28.50 feet along said Westerly line of Lot 2; thence North 69 degrees 39 minutes 05 seconds East 339.63 feet; thence South 01 degrees 40 minutes 58 seconds East 28.50 feet along the Easterly line of said Lot 2, also being the Easterly line of said "Assessor's Plat No. 104", also being the East line of said Section 22, also being the Easterly limits of the City of Pontiac; thence South 69 degrees 39 minutes 05 seconds West, 339.63 feet along the existing Northwesterly Right- of-Way line of University Drive to the point of beginning. Being a part of said Lot 2, also being 27.00 feet in width and containing 9.170 square feet of land. Also being subject to easements and restrictions of record, if any.

Subject to the riparian rights of the public in Galloway Lake.

                                   EXHIBIT A-1

                  REAL PROPERTY DESCRIPTION - EXCHANGE PROPERTY

That part of the East half of the Northwest quarter of the Northeast quarter of
Section 16, Township 1 North, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Commencing at the Northeast corner of said Section 16, thence South 88 degrees 40 minutes 15 seconds West, 1253.68 feet to the Northeast corner of said East half of the Northwest quarter of the Northeast quarter and the point of beginning;

Thence South 00 degrees 10 minutes 08 seconds East, 698.01 feet along the East line of said Northwest quarter of the Northeast quarter of the Northwesterly Right-of-Way line of those certain premises described in instrument recorded in Docket 9044, Page 917, records of Maricopa County, Arizona;

Thence along said Northwesterly Right-of-Way along a curve to the left having a radius of 470.74 feet, a delta of 32 degrees 30 minutes 03 seconds, and a chord bearing and distance of South 35 degrees 19 minutes 23 seconds West, 263.46 feet, to a Point of Spiral Curve;

Thence continuing along said Northwesterly Right-of-Way, along said spiral curve to the left, having an "A" of 10 and a chord bearing and distance of South 14 degrees 10 minutes 49 seconds West, 115.49 feet, to a Point of Curve;

Thence continuing along said Northwesterly Right-of-Way along a curve to the left having a radius of 3183.02 feet a delta of 00 degrees 52 minutes 34 seconds and a chord bearing and distance of South 10 degrees 25 minutes 43 seconds West,
48.66 feet;

Thence along a non-tangent line, North 12 degrees 58 minutes 08 seconds West (North 12 degrees 43 minutes West, Record) 381.00 feet to a point on the South line of the North 695.00 feet of said Northwest quarter of the Northeast quarter said point being South 88 degrees 40 minutes 15 seconds West (Record South 88 degrees 47 minutes West), 275.00 feet from the East line of said Northwest quarter of the Northeast quarter;

Thence South 88 degrees 40 minutes 15 seconds West, 349.01 feet along said South line of the North 695.0 feet;

Thence North 00 degrees 09 minutes 15 seconds West 695.15 feet, along a line
3.00 feet East of and parallel to the West line of said East half of the Northwest quarter of the Northeast quarter to a point on the North line of said
Section 16;

Thence North 88 degrees 40 minutes 15 seconds East, 623.84 feet along the North line of said Section 16 to the Point of Beginning;

EXCEPT the following described parcel:

Commencing at the Northeast Corner of Section 16, Township 1 North, Range 5 East; Thence South 88 degrees 40 minutes 15 seconds West continuing along the North line of said Section 16, a distance of 1,253.66 feet to the point of beginning;

Thence south 88 degrees 40 minutes 15 seconds West continuing along the North line of said Section 16, a distance of 623.83 feet;

Thence South 00 degrees, 10 minutes three seconds East a distance of 162.62 feet;

Thence North 64 degrees 41 minutes 35 seconds East a distance of 196.89 feet;

Thence North 88 degrees 31 minutes 01 seconds East a distance of 445.59 feet;

Thence North 00 degrees 10 minutes 33 seconds West a distance of 81.40 feet to the point of beginning.

                                    EXHIBIT B

                           BILL OF SALE AND ASSIGNMENT

STATE OF MICHIGAN    )
                     :
OAKLAND COUNTY       )

         KNOW ALL MEN BY THESE PRESENTS THAT, HAVENWYCK HOSPITAL, INC., a Michigan corporation, and MICHIGAN PSYCHIATRIC SERVICES, INC., a Michigan corporation (collectively, "Seller"), for and in consideration of the sum of $10.00 and other good and valuable consideration to it in hand paid by CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Purchaser") has granted, sold, assigned, transferred, conveyed, and delivered and does by these presents grant, sell, assign, transfer, convey, and deliver unto the said Purchaser, all of Seller's right, title and interest in and to the following described properties, rights and interests located on, affixed to, and/or arising or used in connection with that certain real property described in EXHIBIT A attached to that certain Agreement of Sale and Purchase dated September __, 1998 by and between Seller and Purchaser (the "Purchase Agreement") and incorporated herein for all purposes (hereinafter referred to as the "Real Property" as defined in the Purchase Agreement):

                  To the extent permitted or required by law, all Permits (as defined in the Purchase Agreement) required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Real Property or the transfer thereof from Seller to Purchaser.

                  All of the Property (as defined in the Purchase Agreement) which is not deemed to be real property.

         TO HAVE AND TO HOLD the foregoing property unto the said Purchaser, its successors and assigns, forever, and Seller does hereby bind itself and its successors to warrant and forever defend, all and singular, the assigned Permits and said property unto the said Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through or under Seller, but not otherwise. Seller and its successors hereby warrants, represents, covenants and agrees with Purchaser as follows:

         (i) That Seller is the owner of the foregoing property, which property is free and clear of any and all liens, security interests or other encumbrances except the Permitted Exceptions (as defined in the Agreement) and attached hereto as Schedule A and incorporated herein by reference for all purposes, and this assignment is made and accepted expressly subject to the matters set forth on EXHIBIT F attached to the Purchase Agreement;

         (ii) That Seller shall indemnify and hold harmless Purchaser from and against any and all liability, loss, damage, cost or expense, including attorneys' fees, which Purchaser may suffer or incur by reason of any act or cause of action occurring or accruing prior to the effective date hereof and arising out of the ownership and/or operation of the Property by Seller, except for (A) any obligations expressly assumed hereunder by Purchaser; (B) any liability, loss, damage, cost or expense arising out of actions of Purchaser; or
(C) any matter set forth on Schedule A.

         (iii) That Purchaser shall indemnify and hold harmless Seller from and against any and all liability, loss, damage, cost or expense, including attorneys' fees, which Seller may suffer or incur by reason of any act or cause of action occurring or accruing subsequent to the effective date hereof and arising out of the ownership and/or operation of the Property by Purchaser, except (A) any obligations which are expressly retained by Seller pursuant to the terms and provisions of a written agreement with Purchaser, and (B) any liability, loss, damage, cost or expense arising out of the actions of Seller.

         The agreements, covenants, warranties and representations herein set forth shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale and Assignment to be executed effective as of September __, 1998.

                                     SELLER:

                                     MICHIGAN PSYCHIATRIC SERVICES, INC.



                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------



                                     HAVENWYCK HOSPITAL, INC.



                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------

                                       PURCHASER:

                                       CAPSTONE CAPITAL CORPORATION




                                       By
                                         ---------------------------------------
                                                   John W. McRoberts
                                                      President

                                    EXHIBIT C

                        CERTIFICATE OF NON-FOREIGN STATUS

STATE OF ________          )
                           :
________________ COUNTY    )

         KNOW ALL MEN BY THESE PRESENTS THAT BEFORE ME, the undersigned authority, on this day personally appeared ________________________ ("Affiant"), ________________________ of HAVENWYCK HOSPITAL, INC., a Michigan corporation ("Seller"), who after being duly sworn, upon Seller's oath did depose and state under penalty of perjury that for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of that certain property located in Oakland County, Michigan and more particularly described on EXHIBIT A attached hereto and incorporated herein for all purposes (the "Property"), and in order to inform CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Purchaser") that withholding of tax is not required upon the disposition of the Property by Seller:

         (i) that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as these terms are defined in the Internal Revenue Code and Income Tax Regulations);

         (ii) that Seller's United States taxpayer identification number is 38-2409580;

         (iii) that Seller's address is One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134; and

         (iv) that Seller understands that this Affidavit may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punishable by fine, imprisonment or both.

         Under penalties of perjury Affiant declares that he has examined this Affidavit, that to the best of his knowledge and belief it is true, correct and complete, and that Affiant has the authority to sign this Affidavit on behalf of Seller.

         Dated as of September ____, 1998.

                                     HAVENWYCK HOSPITAL, INC.



                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------


STATE OF ________           )

________________ COUNTY     )

         I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that ________________________, whose name as ________________ of HAVENWYCK HOSPITAL, INC., a Michigan corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

         GIVEN under my hand and seal, this _____ day of ____________________, 1998.


[NOTARIAL SEAL]                       ----------------------------------------
                                                    Notary Public


                                      My Commission Expires __________________

STATE OF _______            )
         :
________________ COUNTY     )


         KNOW ALL MEN BY THESE PRESENTS THAT BEFORE ME, the undersigned authority, on this day personally appeared ________________________ ("Affiant"), ________________________ of MICHIGAN PSYCHIATRIC SERVICES, INC., a Michigan corporation ("Seller"), who after being duly sworn, upon Seller's oath did depose and state under penalty of perjury that for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in connection with the sale, transfer and conveyance of that certain property located in Oakland County, Michigan and more particularly described on EXHIBIT A attached hereto and incorporated herein for all purposes (the "Property"), and in order to inform CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Purchaser") that withholding of tax is not required upon the disposition of the Property by
Seller:

         (i) that Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as these terms are defined in the Internal Revenue Code and Income Tax Regulations);

         (ii) that Seller's United States taxpayer identification number is 38-2423002._____________;

         (iii) that Seller's address is One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134; and

         (iv) that Seller understands that this Affidavit may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punishable by fine, imprisonment or both.

         Under penalties of perjury Affiant declares that he has examined this Affidavit, that to the best of his knowledge and belief it is true, correct and complete, and that Affiant has the authority to sign this Affidavit on behalf of Seller.

         Dated as of September ____, 1998.


                                     MICHIGAN PSYCHIATRIC SERVICES, INC.




                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------

STATE OF ________   )

__________COUNTY    )

         I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that ________________________, whose name as ________________ of MICHIGAN PSYCHIATRIC SERVICES, INC., a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

         GIVEN under my hand and seal, this _____ day of ____________________, 1998.




[NOTARIAL SEAL]                     --------------------------------------------
                                                   Notary Public

                                    My Commission Expires ______________________

                                    EXHIBIT D

                               CLOSING CERTIFICATE

         The undersigned hereby certifies that the representations and warranties contained in Article 6 of that certain Agreement of Sale and Purchase (the "Agreement") dated September __, 1998 by and between MICHIGAN PSYCHIATRIC SERVICES, INC., a Delaware corporation ("Seller"), and CAPSTONE CAPITAL CORPORATION, a Maryland corporation ("Purchaser"), which representations and warranties are incorporated herein as though set out in full herein, are true to Seller's knowledge, except with respect to matters which have been disclosed on the Disclosure Schedule of the Agreement, as currently in effect and correct as of the date hereof, shall survive the consummation of the purchase and sale transaction as contemplated by and for the time period provided in the Agreement and shall not be deemed to merge upon the acceptance of the deed delivered in connection with the consummation of such purchase and sale transaction.

         This certificate is given to Purchaser with the realization and understanding that all matters referenced above are material to the decision of Purchaser to close said sale and purchase this date and Purchaser is acting in reliance thereon.

         Dated as of September _____, 1998.



                                     MICHIGAN PSYCHIATRIC SERVICES, INC.



                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------

                                     HAVENWYCK HOSPITAL, INC.



                                     By:
                                        ----------------------------------------

                                     Name:
                                          --------------------------------------

                                     Title:
                                           -------------------------------------

STATE OF _______         )

________________ COUNTY  )

         I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that ________________________, whose name as ________________ of MICHIGAN PSYCHIATRIC SERVICES, INC., a Delaware corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

         GIVEN under my hand and seal, this _____ day of ____________________, 1998.


[NOTARIAL SEAL]                       ------------------------------------------
                                                   Notary Public



                                      My Commission Expires ____________________

                                    EXHIBIT E

                              SPECIAL WARRANTY DEED

STATE OF MICHIGAN  )
                   :
OAKLAND COUNTY     )


         KNOW ALL MEN BY THESE PRESENTS, that________________________________, a
Michigan corporation (herein called "Grantor"), for and in consideration of the sum of $10.00, and other good and valuable consideration paid to Grantor by CAPSTONE CAPITAL CORPORATION, a Maryland corporation (herein called "Grantee"), the receipt of which is hereby acknowledged, does hereby grant, sell, bargain, convey, assign, and deliver to Grantee the real property in the City of ____________, Oakland County, Michigan, as more particularly described in EXHIBIT A attached hereto and made a part hereof, together with all and singular rights and appurtenances pertaining thereto (all of such real property, rights, and appurtenances being herein called the "Property"), subject, however, to the liens, easements, and other matters set forth in EXHIBIT B attached hereto and made a part hereof, and any other matters affecting the Property and appearing of record in the real property records of Oakland County, Michigan (all of such liens, easements, and other matters being herein called the "Permitted Exceptions"). Grantor grants to Grantee the right to make all of the division(s) under section 108 of the Land Division Act, Act. No. 288 of the Public Acts of 1967. The Property may be located within the vicinity of farm land or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors, and other associated conditions may be used and are protected by the Michigan Right to Farm Act.

         TO HAVE AND TO HOLD the Property unto Grantee, its heirs, successors, and assigns forever, and Grantor does hereby bind itself and its heirs, successors, and assigns to warrant and forever defend all and singular the Property unto Grantee, its heirs, successors, and assigns, against every person whomsoever lawfully claiming, or to claim the same, or any part thereof, by, through or under Grantor and subject only to the Permitted Exceptions.

         IN WITNESS WHEREOF, this Special Warranty Deed is executed by Grantor as of September __, 1998.

WITNESS                                      GRANTOR


------------------------------               -----------------------------------
Name


WITNESS

                                     By:
                                        ----------------------------------------

------------------------------       Name:
Name                                      --------------------------------------

                                     Title:
                                           -------------------------------------


STATE OF ________                   )

________________ COUNTY             )

         I, the undersigned authority, a Notary Public in and for said county in said state, hereby certify that ________________________, whose name as ________________ of a Michigan corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

         GIVEN under my hand and seal, this _____ day of ____________________, 1998.


[NOTARIAL SEAL]                   ----------------------------------------------
                                                   Notary Public




                                  My Commission Expires ________________________

                                    EXHIBIT F

                              PERMITTED EXCEPTIONS

1.       Payment of any taxes not yet due and payable.

2. Subject to that certain Right-of-Way granted to the City of Auburn Hills over the Northwesterly 10.30 feet of the Southeasterly 60.30 feet of Parcel 1, bordering University Drive, as more fully described in an unrecorded Quit Claim Deed wherein Havenwyck Hospital, Inc. is the grantor, dated May 25, 1995.

3. Subject to that certain Right-of-Way granted to the City of Pontiac over the Northwesterly 27 feet of the Southeasterly 60 feet of Parcel 3, bordering University Drive, as more fully described in an unrecorded Warranty Deed wherein Michigan Psychiatric Services, Inc., a/k/a Havenwyck Hospital, a Michigan Corporation is the grantor, dated December 5, 1997.

4. Rights of the public and of any governmental unit in any part thereof taken, used or deeded for street, road or highway purposes for Doris Road.

         (Parcel 2)

5. Rights, if any, of riparian owners and the public to use the surface, sub-surface and bed of Galloway Lake for purposes of navigation and recreation.

         (Parcels 1 and 3)

6. Any adverse claims based on the assertion that the bed of Galloway Lake has changed location as a result of other than natural causes.

         (Parcels 1 and 3)

7. Easement for and right to erect, construct and maintain a line of poles and ancillary equipment vested in the Michigan State Telephone Company by instrument dated February 1, 1917 and recorded February 28, 1917 in liber 3 of Miscellaneous Records, page 232.

         (Parcels 1 and 2)

8. Subject to easement for highway purposes as to University Drive and the terms, conditions and provisions contained therein vested in the Board of County Road Commissioners of the County of Oakland by instrument dated October 22, 1952 and recorded December 4, 1952 in liber 2943, page 32.

         (Parcels 1 and 2)

9. Easement for the installation, repair, replacement and maintenance of sanitary sewer lines vested in the Charter township of Pontiac, a Michigan constitutional corporation, by instrument dated September 3, 1982 and recorded September 28, 1982 in liber 8248, page 127.

         (Parcel 1)

10. Easement for the installation, repair, replacement and maintenance of watermain lines vested in the Charter Township of Pontiac, a Michigan constitutional corporation, by instrument dated September 3, 1982 and recorded September 28, 1982 in liber 8248, page 129.

         (Parcel 1)

11. Easement for the construction, operation, maintenance, repair and/or replacement of the Joachim Drain and the terms, conditions and provisions contained therein vested in the Joachim Drain Drainage District by instrument dated April 26, 1983 and recorded May 25, 1983 in liber 8382, page 750 and by instrument dated April 26, 1983 and recorded May 25, 1983 in liber 8382, page 755.

         (Parcel 1)

12. A portion of subject property lies within a 100 year flood plain contour established by D.N.R. (elevation 909.60), and Galloway Drain, which contains no improvements, as shown on survey of Johnson & Anderson, Inc., dated October 18, 1988 and last revised on September 15, 1997, Job No. 12917.

         NOTE: The above is given for informational purposes only and will not be shown on final policy.

         (Parcels 1 and 3)

13. The following matters as disclosed by survey prepared by Johnson & Anderson, Inc., dated October 18, 1988 and last revised on September 15, 1997, Job No. 12917, latest revision September 10, 1998.

         (Parcel 1)

         a) concrete curb at the West side of subject property.

         b) unrecorded 10 foot wide easement given to the City of Auburn Hills.

         c) existing 8" water main reserved over subject property.

         d) existing 10" sanitary sewer line reserved over subject property.

         e) sanitary manhole(s) reserved over subject property.

         f) existing storm sewers and manholes reserved over subject property.

         g) 6' chain link fence encroaching on University Drive Right of Way.

14. Rights, if any, of others to the use of existing bituminous parking at West side of Parcel 1 as disclosed by survey of Johnson & Anderson, Inc., dated October 18, 1988 and last revised on September 15, 1997, Job No. 12917, latest revision September 10, 1998.

         (Parcel 1)

15. Gas main, water main, hydrant, utility poles and storm drain as disclosed on survey prepared by Johnson & Anderson, Inc., being Job No. 12919 dated October 18, 1988, latest revision September 10, 1998.

         (Parcel 2)

16. Encroachment of bituminous parking and curb over the property adjoining Parcel 2 to the South, disclosed in the survey prepared by Johnson & Anderson, Inc., Job No. 12918, dated October 18, 1988.

         (Parcel 2)

17. Easement for the construction and maintenance of sewers, drains or water mains vested in the City of Pontiac, a municipal corporation, by instrument dated December 30, 1961 and recorded January 22, 1962 in liber 4267, page 475 and by instrument dated December 30, 1961, recorded January 22, 1962 in liber 4267, page 479.

         (Parcel 3)

18. Agreement with easements and restrictions in favor of Michigan Bell Telephone Company for the installation and maintenance of communication facilities and ancillary equipment as contained in the instrument recorded in liber 4897, page 114.

         (Parcel 3)

19. Easement for the construction, operation, maintenance, repair and/or replacement of the Joachim Relief Drains and the terms, conditions and provisions contained therein vested in the Joachim Relief Drains Drainage District by instrument dated April 13, 1972 and recorded May 15, 1972 in liber 5866, page 317, and by instrument recorded on in liber 8382, page 755.

         (Parcel 3)

20. Easement for the construction, operation, maintenance, repair and/or replacement of the Joachim Drain and the terms, conditions and provisions contained therein vested in the Joachim Drain Drainage District by instrument dated July 19, 1983 and recorded August 10, 1983 in liber 8440, page 5 and by the instrument dated July 18, 1983, recorded August 10, 1983 in liber 8440, page 12, and by instrument recorded _________ in liber 8413, page 700.

         (Parcel 3)

21. Easement for Drainage Purposes granted to the City of Auburn Hills, as more fully described in an unrecorded Quit Claim Deed wherein Havenwyck Hospital is the grantor, dated May 25, 1995.

         (Parcel 3)

22. Rights of others to use the bituminous drive for ingress and egress to and from the Havenwyck Hospital parking lot, if any, as disclosed on survey prepared by Johnson & Anderson, Inc., Job No. 12918, dated October 18, 1988, latest revision September 10, 1998.

         (Parcel 3)

23. Encroachment of bituminous parking lot on the Easterly portion of the property as disclosed on survey prepared by Johnson & Anderson, Inc., Job No. 12918, dated October 18, 1988, last revision September 10, 1998.

         (Parcel 3)

24.      Rights or claims of parties in possession not shown of record.

25. Should the deed required in schedule B, Section I, Paragraph 4,5 and 6, contain the statement provided for in Section 109 (3) of the Subdivision Control Act of 1967, as amended, the policy(s) to be issued pursuant to this Commitment will contain the following exception:

         Terms, conditions and provisions contained in the instrument recorded ___________ in Liber _______, Page __, as same pertain to the transfer of divisions under Section 109(3) of the Subdivision Control Act of 1967, as amended.

26. Liens for any tax and/or assessment which become due and payable on or after the effective date of this Commitment.

27. Lease between Havenwyck Hospital, Inc. and Mamoun DabGaugh, M.D., dated January 4, 1997.

28. Lease between Havenwyck Hospital, Inc. and Srinivasa R. Kodali, M.D., dated January 26, 1996.

29. Lease between Havenwyck Hospital, Inc. and Doopyo Hong, M.D., dated dated January 8, 1993.

29. Lease between Havenwyck Hospital, Inc. and James W. Johnson, M.D., dated January 8, 1996.

                                    EXHIBIT G

                           EXCHANGE PERSONAL PROPERTY

All property covered by that certain Bill of Sale dated the date hereof from Capstone to Mesa Psychiatric Hospital, Inc.

                                    EXHIBIT H

                            INTENTIONALLY LEFT BLANK

                                    EXHIBIT I

                           SELLER'S PERSONAL PROPERTY

                                      NONE.

                                    EXHIBIT J

                          ALLOCATION OF EXCHANGE VALUE


PERSONAL PROPERTY                        $           0.00
REAL PROPERTY                            $   9,850,000.00

                                    EXHIBIT K

                             SURVEYOR'S CERTIFICATE

                            Date ____________________

         This survey is made for the benefit of Capstone Capital Corporation, ________________________ and Commonwealth Land Title Insurance Company.

         I, ______________________________, Registered Land Surveyor do hereby certify to the aforesaid parties, as of the date set forth above that I have made a careful survey of a tract of land described as follows:

                                legal description

         I further certify that:


1. The accompanying survey was made on the ground and correctly shows the location of all buildings, structures and other improvements situated on the above premises; the print of survey reflects boundary lines of the described property which "close" by mathematical calculation; the courses and distances shown on the survey are correct; the size and location of the buildings and improvements are correct as shown and are all within the boundary lines of the property; there are no easements, encroachments or rights-of-way of which the undersigned has been advised, or appearing from a careful physical inspection of the property, other than those shown and depicted on the survey; and that the property described hereon is the same as the property described in ____________________ Commitment Number ____________________, dated
____________________, and that all easements, covenants and restrictions referenced in said title commitment have been plotted hereon or otherwise noted as to their effect on the subject property; that there are no building encroachments on the subject property or upon adjacent land abutting said property unless shown hereon.

         2. This map or plat and the survey on which it is based were made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly establishing and adopted by ALTA and ACSM in 1992 and meets the accuracy requirements of an Urban Survey, as defined therein, and including Items 1-4, 6-11 and 13 in Table A contained therein.

         3. Said described property is located within an area having a Zone Designation _____ by the Federal Emergency Management Agency (FEMA), on Flood Insurance Rate Map Number _____, in Oakland County, State of Michigan, which is the current Flood Insurance Rate Map for the community in which said premises is situated.

         4. All set back, side yard and rear yard lines shown on the recorded plat or set forth in the applicable zoning ordinance are shown on the survey.

         5. The property has access to ____________________, a dedicated public street or highway.

         6. The number of striped parking spaces on the property is _____.




                                           -------------------------------------




                                           Registered Land Surveyor No. ________

                               DISCLOSURE SCHEDULE


1. Asbestos Air Monitoring Report prepared by Michigan Environmental Auditors, Inc. (Project Dates: September 10, 11 and 14, 1998).

2. Asbestos Inspection Report prepared by Michigan Environmental Auditors, Inc. (Inspection Date: August 7, 1998).

3. Lead-Based Paint Inspection Report prepared by Michigan Environmental Auditors, Inc. (Inspection Date: August 7, 1998).

4. Phase I Environmental Site Assessment prepared by Davis Environmental Consulting, L.L.C. dated July 24, 1998.

5. Summary of Environmental Services, prepared by Michigan Environmental Auditors, Inc., dated September 18, 1998.